SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by Registrant:                             [X]

Filed by a Party other than the Registrant:      [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Materials Pursuant toss.240.14a-11(c) orss. 240.14a-12

                               Refocus Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

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          2)   Aggregate number of securities to which transaction applies:
          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined):
          4)   Proposed maximum aggregate value of transaction:
          5)   Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:
         2) Form, Schedule or Registration Statement No.:
         3) Filing Party:
         4) Date Filed:

                                                   NOTICE OF 2003 ANNUAL MEETING
                                                             ON MAY 29, 2003 AND
                                                                 PROXY STATEMENT
refocus GROUP

                                       10300 North Central Expressway, Suite 104
                                                             Dallas, Texas 75231
                                                        Telephone (214) 368-0200
                                                              Fax (214) 368-0332

April 24, 2003

Dear Refocus Group, Inc. Stockholder:

         You are cordially invited to attend our Annual Meeting of Stockholders on May 29, 2003, in Duluth, Georgia. This meeting will be held at CIBA Vision Surgical, 11460 Johns Creek Parkway, Duluth, Georgia 30097, at 1:00 P.M. (local time). At the meeting, you will hear a report on the new company and its business and have a chance to meet a number of our new directors and officers.

         This booklet includes the formal notice of the meeting and the Proxy Statement. The Proxy Statement tells you about the matters to be addressed and the procedures for voting at the meeting. It also describes how our Board of Directors operates, gives personal information about our director candidates, sets forth proposals to be voted upon, and provides additional information about us.

         We hope you can join us on May 29th. Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please mark your votes on the enclosed proxy, sign and date the proxy, and return it to us. Your vote is important, so please return your proxy as soon as possible.

         I look forward to seeing you at the meeting.

                                       Sincerely,

                                       /s/ Terence A. Walts

                                       Terence A. Walts
                                       President and Chief
                                       Executive Officer

                     --------------------------------------

                           NOTICE AND PROXY STATEMENT
                     --------------------------------------


                               REFOCUS GROUP, INC.
                    10300 North Central Expressway, Suite 104
                               Dallas, Texas 75231

                                 April 24, 2003

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 29, 2003

         We will hold our Annual Meeting of Stockholders at CIBA Vision Surgical, 11460 Johns Creek Parkway, Duluth, Georgia 30097, at 1:00 P.M. (local time).

         We are holding this meeting:

     o To elect eight directors for one, two or three year terms, subject to stockholder approval of Proposal Two. If stockholders do not approve Proposal Two, all eight directors will be elected for one year terms;

     o To approve an amendment to our Certificate of Incorporation to provide for a classified Board of Directors;

     o To ratify the appointment of Deloitte & Touche LLP as our independent auditors; and

     o    To transact any other business that properly comes before the meeting.

         Your Board of Directors has selected April 7, 2003, as the record date for determining stockholders entitled to vote at the meeting. A list of stockholders on that date will be available for inspection at our offices located at 10300 North Central Expressway, Suite 104, Dallas, Texas for ten days before the meeting.

         This Notice and Proxy Statement are being distributed to stockholders on or about April 28, 2003. A copy of the 2002 Annual Report accompanies this Notice and Proxy Statement.

                                        By Order of the Board of Directors,

                                        /s/ Terence A. Walts

                                        Terence A. Walts
                                        President and Chief Executive Officer


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



                                TABLE OF CONTENTS

                                                                                                 Page

GENERAL INFORMATION  ..............................................................................1

PROPOSAL ONE - ELECTION OF DIRECTORS ..............................................................3
     Nominees for Election as Class I Directors....................................................4
     Nominees for Election as Class II Directors...................................................5
     Nominees for Election as Class III Directors..................................................5
     Director Compensation.........................................................................6
     Board Committees..............................................................................7

STOCK OWNERSHIP....................................................................................8
     Security Ownership of Certain Beneficial Owners...............................................8
     Security Ownership of Management..............................................................9
     Change in Control.............................................................................11

MANAGEMENT.........................................................................................12
     Executive Officers............................................................................12
     Terms of Offices and Relationships............................................................13
     Executive Compensation .......................................................................13
     Employment Agreements.........................................................................16
     Certain Relationships and Related Transactions................................................17
     Section 16(a) Beneficial Ownership Reporting Compliance.......................................19
     Audit and Finance Committee Report............................................................19

PROPOSAL TWO - AMENDMENT TO OUR CERTIFICATE OF
     INCORPORATION TO IMPLEMENT A CLASSIFIED
     BOARD OF DIRECTORS............................................................................20

PROPOSAL THREE - RATIFICATION OF THE APPOINTMENT
     OF DELOITTE & TOUCHE LLP AS OUR
     INDEPENDENT AUDITORS..........................................................................21

OTHER BUSINESS ....................................................................................23

SUBMISSION OF STOCKHOLDER PROPOSALS ...............................................................23
     Stockholder Proposals for Inclusion in Next Year's Proxy Statement............................23
     Other Stockholder Proposals for Presentation at Next Year's Annual Meeting....................23
     Director Nominations..........................................................................24

ADDITIONAL INFORMATION AND QUESTIONS...............................................................24

                               GENERAL INFORMATION

Q:       Who is soliciting my proxy?

A: We--the Board of Directors of Refocus Group, Inc.-- are sending you this Proxy Statement in connection with our solicitation of proxies for use at our May 29, 2003, Annual Meeting of Stockholders and at any postponement or adjournment of the meeting. Certain of our officers and employees also may solicit proxies on our behalf by mail, phone, fax or in person.

Q:       Who is Refocus Group, Inc.?

A. Refocus Group, Inc. is the successor to VeryBestoftheInternet.com, Inc. Additionally, Refocus Group, Inc. acquired by merger Presby Corp in March 2003. The historical information contained in this Proxy Statement relates to Refocus Group, Inc., Presby Corp or both, as the context requires, prior to the merger. Information describing us currently and going forward relates to Presby Corp., the business we succeeded to as a result of the merger and the change in control. See "Stock Ownership -Change in Control" on page 11.

Q:       Who is paying for this solicitation?

A: We will pay for the solicitation of proxies. We also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our common stock.

Q:       What am I voting on?

A:       You are voting on the following:

          o The election of eight directors. If Proposal Two is approved, the directors will serve in staggered terms of one, two and three years. If Proposal Two is not approved, the directors will be elected for one year terms;
          o The proposal to amend our Certificate of Incorporation to provide for a classified Board of Directors; and
          o The ratification of the appointment of Deloitte & Touche LLP as our independent auditors.

Q:       Who can vote?

A: Stockholders of record of our common stock at the close of business on April 7, 2003, are entitled to vote at the meeting. Each stockholder is entitled to cast one vote for each share of common stock owned.

Q.       How do I vote?

A. You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. If you have shares of our common stock held by a broker or other nominee, you may instruct your broker or nominee to vote your shares by following the instructions that the broker or nominee provides you. Most brokers offer voting by mail, telephone and Internet.

Q.       How do proxies work?

A. The Board of Directors of Refocus Group, Inc. is asking for your proxy. Giving your proxy to the persons named by us means you authorize them to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates and you may vote for or against or abstain from voting on the amendment to our Certificate of Incorporation and the ratification of our independent auditors.


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

         If you sign and return the enclosed proxy card but do not specify how your shares are to be voted, your shares will be voted FOR the election of each of the eight directors nominated for one, two and three year terms, FOR the proposal to amend our Certificate of Incorporation to provide for a classified Board of Directors, and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors.

Q:       What constitutes a quorum?

A: On April 7, 2003, we had 18,943,887 shares of common stock, $0.0001 par value per share, outstanding. Voting can take place at this annual meeting only if stockholders owning a majority of the voting power of the common stock (that is, a majority of the total number of votes entitled to be cast) are present, either in person or by proxy. If a broker holding your shares in "street" or "nominee" name indicates to us on a proxy that you have not voted and it lacks discretionary authority to vote your shares, your shares will be considered present and entitled to vote for purposes of determining a quorum. If, however, you do not vote shares registered in your name, we will not consider your shares as present or entitled to vote for any purpose.

         You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you also hold shares through a broker or other nominee, you may also get material from them asking how you want to vote. To be sure that all of your shares are voted, we encourage you to respond to each request you receive.

Q.       How do I revoke a proxy?

A.       You may revoke your proxy before it is voted by:

         o        submitting a new proxy with a later date;
         o        by voting in person at the meeting; or
         o by notifying our Secretary in writing at the address listed on the cover letter.

Q. Will my shares be voted by the proxies on my behalf if I don't sign a proxy?

A. If you hold your shares directly in your own name, they will not be voted by the proxies on your behalf unless you provide a signed proxy. Under certain circumstances, shares that you own that are held by a broker may be voted even if you do not provide voting instructions to the broker. Brokerage firms have the authority to vote customers' unvoted shares on certain "routine" matters. The election of directors and the ratification of the appointment of Deloitte & Touche LLP as our independent auditors are considered to be "routine" matters and, therefore, your broker has the authority to vote your unvoted shares for or against the directors nominated and the ratification of the appointment of Deloitte & Touche LLP. The proposal to amend our Certificate of Incorporation to provide for a classified board of directors is not a "routine" matter and, therefore, your shares will not be voted on this matter if your proxy is not signed.

Q.       How many votes are needed for approval?

A. The eight director candidates receiving the most "FOR" votes will be elected to the eight seats on the Board of Directors to be filled at the meeting. The terms of the eight directors will either be for one-year terms or one, two and three years terms, subject to the results of Proposal Two submitted to stockholders by this Proxy Statement. Abstentions, withholding authority to vote for a candidate and broker non-votes (described below) will only reduce the number of votes a candidate receives.

         Approval of the amendment to our Certificate of Incorporation to provide for a classified Board of Directors requires the affirmative vote of a majority of the shares outstanding. For this purpose, an abstention and a broker non-vote will have the same effect as a vote against this proposal.

         The ratification of Deloitte & Touche LLP as our independent auditors requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting. For this


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

         purpose, an abstention will have the same effect as a vote against this proposal. Broker non-votes will not be counted as a vote either for or against this proposal and will not be counted in determining the number of shares entitled to vote on this proposal.

         A "broker non-vote" occurs when a broker submits a proxy but does not vote for or against a matter. This will occur when the beneficial owner has not instructed the broker how to vote and the broker does not have discretionary authority to vote in the absence of instructions.

Q:       What should I do if I want to attend in person?

A: Only stockholders of record, their proxy holders, and invited guests may attend the meeting. If you wish to vote in person and your shares are held by a broker or nominee, you will need to obtain a proxy from the broker or nominee authorizing you to vote your shares held in their name.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         Our Board of Directors has nominated the eight director candidates named below. Prior to the acquisition by merger of Presby Corp, we only had two directors, Danny Gunter and Adrienne Beam. Upon consummation of the acquisition, we increased the membership of our Board of Directors from two to four directors, and we appointed two directors to fill the vacancies created by the increase; and shortly after the acquisition, we expanded the membership of our Board of Directors to eight directors. Concurrently with the expansion of the membership of our Board of Directors to eight directors, Mr. Gunter and Ms. Beam resigned as directors and we appointed six directors, resulting in our Board of Directors being comprised of the eight nominees listed below.

         Our Board of Directors oversees the management of Refocus Group, Inc. on your behalf. The Board of Directors reviews our long-term strategic plans and exercises direct decision-making authority on key issues, such as the terms of material agreements. Just as important, the Board of Directors chooses the Chief Executive Officer, sets the scope of his authority to manage our day-to-day operations, and evaluates his performance.

         All of our nominees other than Terence A. Walts are outside directors, meaning a person who is not otherwise currently employed by us. Of these nominees, all are independent directors other than Terence A. Walts and Robin G. Terrell, as set forth by the definition contained in rules of the American Stock Exchange, the rules we have selected to follow to determine independence. Independent directors are not employed by us and are, in the view of our Board of Directors, free of any relationship that would interfere with the exercise of independent judgment. The following persons are not considered to be independent:

o a director who is employed by us or any of our affiliates for the current year or any of the past three years;

o a director who accepts any compensation from us or any of our affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

o a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by us or any of our affiliates as an executive officer (immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person's home);

o a director who is a partner in, or a controlling stockholder or an executive officer of, any for-profit business organization to which we made, or from which we received, payments (other than those arising solely from investments in our securities) that exceed 5% of our or the business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; and

o a director who is employed as an executive of another entity where any of our executives serve on that entity's compensation committee.

         The standards for determining whether a director is considered to be independent are expected to become more restrictive in the near future. As a result, one or more of our independent directors may cease to be independent.

         Our Certificate of Incorporation and Bylaws currently provide for one class of directors, who serve one year terms expiring at the annual meeting of stockholders following their election. We are submitting a proposal (Proposal
Two) to stockholders to amend our Certificate of Incorporation to provide for a classified Board of Directors. If the amendment to our Certificate of Incorporation is approved by stockholders, the directors will be nominated for terms of one, two and three years as listed below. If the amendment to our Certificate of Incorporation is not approved by stockholders, then each director will be nominated for a one-year term to expire at the annual meeting of stockholders one year following their election. Our Board of Directors has nominated for re-election all of the persons currently serving as directors, whose terms are expiring at this annual meeting of stockholders. Personal information on each of our nominees is given below.

         During the fiscal year ended December 31, 2002, our Board of Directors met or acted by unanimous written consent once and all directors participated.

 OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR ELECTION AS DIRECTORS DESCRIBED BELOW.


NOMINEES FOR ELECTION AS CLASS I DIRECTORS (Terms expiring in 2004)

Peter C. Hobbins, Ph.D.             Dr. Hobbins joined our Board of Directors in
(age 73)                            March 2003, and is an experienced
                                    international general manager and management consultant. In the immediate past, he served as a member of several United States and European `working' boards and is counselor to a number of company chairmen and chief executives. He also participates as entrepreneur-manager in several ventures, was an advisor to Ernst & Young LLP, and sits on the Advisory Board of the Graduate
                                    School of Business Administration in Zurich,
                                    Switzerland. In his most recent operational assignment, Dr. Hobbins was an Executive
                                    Group member of Corange Limited (Boehringer,
                                    Mannheim & de Puy worldwide), a
                                    multinational, privately-owned, $6.0 billion healthcare corporation, dealing with strategy, corporate development and resource management. Subsequently, he joined that corporation's board, chairing its finance and audit committees. Corange Limited is now part of Roche Holding AG, the Swiss drugmaker. Previously, he was chief executive officer of Meci SA, a French public company. He has also been an executive director of Hestair Limited, a quoted British conglomerate, in charge of expanding its operations in Europe; a director of Lewston Developments, a UK property company; a supervisory board member
                                    (and for a while, chief executive officer) of Lenz Bau AG, a German construction company; and acting chief executive officer of Nino AG, a large German textile company.
                                    He was also a member of the finance
                                    committee of Forum Corporation.

Grady E. Schleier                   Mr. Schleier has served as a director of
(age 51)                            Presby Corp, which became a wholly-owned
                                    subsidiary of us in March 2003, since 1998 and joined our Board of Directors in March
                                    2003. Mr. Schleier has been the chief
                                    executive officer and co-chairman of
                                    Chemlink Laboratories, LLC, or Chemlink, since December 2002. Chemlink is primarily engaged in the development, manufacture and distribution of effervescent tablets and granule formulations for use in cleaning, disinfecting and sterilization applications.
                                    From 1999 until joining Chemlink, Mr.
                                    Schleier served as the senior vice
                                    president, chief financial officer and
                                    treasurer of Avatex Corporation. He served as vice president and treasurer of Avatex
                                    Corporation from 1995 to 1999. Avatex
                                    Corporation filed for relief under Chapter
                                    11 of the United States Bankruptcy Code in
                                    December 2002.


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

NOMINEES FOR ELECTION AS CLASS II DIRECTORS (Terms expiring in 2005)

Glen Bradley, Ph.D.                 Dr. Bradley became one of our directors upon
(age 60)                            the acquisition by merger of Presby Corp in
                                    March 2003. Dr. Bradley was the chief
                                    executive officer of CIBA Vision
                                    Corporation, the eye care unit of Novartis, A.G., or CIBA Vision, from 1990 until just before his retirement in January 2003. CIBA
                                    Vision manufactures and markets contact
                                    lenses, lens care solutions and ophthalmic surgical products. Prior to becoming chief executive officer of CIBA Vision in 1990, he held the CIBA Vision positions of worldwide marketing and technical head, and from 1986 until 1989 he was the president of CIBA
                                    Vision, the United States operations of the CIBA Vision Group. He is also the past chairman of the Contact Lens Institute and serves on the board of directors of Biocure, Inc.

Abbey J. Butler                     Mr. Butler has served as a director of
(age 65)                            Presby Corp since April 1998 and joined our
                                    Board of Directors in March 2003. Mr. Butler served as co-chairman of the board of Avatex
                                    Corporation from March 1991 until December
                                    2002 and co-chief executive officer from October 1991 to December 2002. Avatex
                                    Corporation filed for relief under Chapter
                                    11 of the United States Bankruptcy Code in
                                    December 2002. He served as co-chairman of the board from 1995 until 2002 and co-chief executive officer from 1997 until 2002 of Phar-Mor, Inc., which filed for relief under Chapter 11 of the United States Bankruptcy
                                    Code in September 2001. He is the president and a director of C.B. Equities Corp, a private investment company. Mr. Butler serves as a director of iLife Systems, Inc., a medical device company, and as a member of the board of managers of Chemlink. Mr.
                                    Butler is also a member of the board of
                                    managers of Cyclone Acquisition Company,
                                    LLC, a company engaged in the licensing of the CycloneTM name. Mr. Butler is a member of the executive committee of the board of trustees of the American University and a director of the Starlight Foundation, a charitable organization.

David A. Williams                   Mr. Williams became one of our directors
(age 61)                            upon the acquisition by merger of Presby
                                    Corp in March 2003. Mr. Williams is
                                    presently the president and owner of
                                    Roxborough Holdings Ltd., a private equity holding company that invests in a variety of public and private companies. From 1969 to 1995, he was a senior partner at the investment counseling firm of Beutel Goodman
                                    Company. Mr. Williams has extensive public board experience, currently serving on the board of directors of MetroOne
                                    Telecommunications (Nasdaq), Bennett
                                    Environmental (TSE), Pinetree Capital (TSE), and several other smaller companies in the fields of software development, portfolio management and financial services. Until
                                    2002, Mr. Williams served on the board of directors of Drug Royalty Corp (TSE), which held an extensive portfolio of pharmaceutical royalties.

NOMINEES FOR ELECTION AS CLASS III DIRECTORS (Terms expiring in 2006)

Melvyn J. Estrin                    Mr. Estrin has served as a director of
(age 60)                            Presby Corp since June 1999 and joined our
                                    Board of Directors in March 2003. Mr. Estrin served as co-chairman of the board of Avatex
                                    Corporation from March 1991 to December 2002 and co-chief executive officer from October
                                    1991 to December 2002. Avatex Corporation filed for relief under Chapter 11 of the United States Bankruptcy Code in December
                                    2002. He served as co-chairman of the board from 1995 until 2002 and co-chief executive officer from 1997 until 2002 of Phar-Mor, Inc., which filed for relief under Chapter
                                    11 of the United States Bankruptcy Code in
                                    September 2001. Mr. Estrin has served as chairman and chief executive officer of Human Service Group, a private management and investment firm, since 1983 and is also chairman and chief executive officer of University Research Co., LLC, an investment holding company. Mr. Estrin serves as a director of iLife Systems, Inc., and as a member of the board of managers of Chemlink and Cyclone Acquisition Company, LLC. Mr.
                                    Estrin serves as a director of Washington
                                    Gas Light Company and of its parent, WGL
                                    Company. Mr. Estrin also served as a trustee of the University of Pennsylvania and was appointed by former President George H. W.
                                    Bush to serve as commissioner of the
                                    National Capital Planning Commission. Mr.
                                    Estrin was recently appointed by President
                                    George W. Bush as a trustee of the John F.
                                    Kennedy Center for the Performing Arts.


Robin G. Terrell                    Mr. Terrell joined our Board of Directors in
(age 54)                            March 2003. Mr. Terrell is president of the
                                    Global Surgical Business Unit for CIBA
                                    Vision, a $1.5 billion manufacturer and
                                    marketer of contact lenses, lens care and ophthalmic surgical products. Prior to his current position, Mr. Terrell was president of CIBA Vision's Global Lens Care Business
                                    Unit. He is also chairman of the board of the Southeast Chapter of the Swiss American
                                    Chamber of Commerce.

Terence A. Walts                    Mr. Walts joined Presby Corp in September
(age 55)                            2002 as president and chief executive
                                    officer and became our President and Chief
                                    Executive Officer upon the acquisition by merger of Presby Corp in March 2003.
                                    Additionally, he joined our Board of
                                    Directors in March 2003. He has worked
                                    exclusively in the medical/medical devices industry since 1988. From 1988 to 1998, Mr.
                                    Walts served as senior vice president-Sales
                                    & Marketing for CIBA Vision, United States contact lens and lens care business, and as senior vice president-New Business
                                    Development. In this latter position he
                                    served full-time as director and chief
                                    marketing officer for Autonomous
                                    Technologies, a refractive laser surgery startup, on behalf of CIBA Vision until 1998. In 1998 and 1999, Mr. Walts served as president and chief operating officer of Medjet Inc., a medical startup developing novel water-jet technology for surgical applications, including refractive surgery.
                                    In 2000, he served as interim president, chief executive officer for PointDx, Inc., a radiology startup developing virtual colonoscopy and structured radiology reporting software. In 2001 and through August 2002, he served as chief operating officer and director for Oncose, Inc., a diagnostics startup developing blood tests for early cancer detection. He continues to serve as a director of Oncose, Inc.


Director Compensation

         Previously, we did not pay our directors a fee for attending scheduled and special meetings of the Board of Directors. We will now pay each non-employee director a $2,500 quarterly retainer and a fee of $1,000 for each meeting of the Board of Directors that each director attends, up to two meetings per quarter. We also will pay an amount equal to 50% of such fees for each meeting of a committee of the Board of Directors, up to two meetings per quarter, not held in conjunction with a meeting of the Board of Directors. Fees will be paid annually at the time of the annual meeting of stockholders, beginning with the 2004 annual meeting. We also continue to reimburse each director for reasonable travel expenses related to that director's attendance at Board of Directors and committee meetings.

         Upon the acquisition by merger of Presby Corp, we awarded each non-employee director appointed and to be appointed, other than Mr. Gunter and Ms. Beam, who were our sole directors prior to the merger, an option to purchase 20,000 shares of our common stock. These options have an exercise price of $1.98 per share, the price per share of our common stock in the private placement we consummated on the same day as the merger less consideration for the detachable warrant, will vest on the date of the 2004 annual meeting of stockholders if the director has continued to serve until that date and have an exercise period of five years from the date of grant. On the date of the 2004 annual meeting of stockholders and each subsequent annual meeting of stockholders, we intend to award each continuing and newly elected non-employee director options to purchase 20,000 shares of our common stock. These options will have an exercise price equal to the fair market value of our common stock on the date of grant, will vest on the date of the next annual meeting of stockholders if the director has continued to serve until that date and will have an exercise period of five years from the date of grant. These stock options will be subject to any adjustments as may be necessary to take into account any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse-stock split, forward-stock split, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders. The compensation committee of the Board of Directors may later make changes in the directors' cash and stock option compensation arrangements.

Board Committees

         Our Board of Directors in March 2003 established three committees: the Audit and Finance Committee, the Compensation Committee and the Strategy Committee. These committees were constituted to help our Board of Directors carry out its duties. In particular, committees of the Board of Directors will work on key issues in greater detail than would be practical at a full meeting of the Board of Directors. Each committee reviews the results of its meetings with the full Board of Directors. Since these committees were only recently established, no meetings of these committees were held during the fiscal year ended December 31, 2002. The following table shows the membership of the committees of the Board of Directors:

                                          Audit &
                                          Finance               Compensation                       Strategy
             Name                        Committee                Committee                        Committee


Glen Bradley, Ph.D.                                                                                    X
Abbey J. Butler                                                       Chairman
Melvyn J. Estrin                                                          X
Peter C. Hobbins, Ph.D.                                                                                X
Grady E. Schleier                        Chairman
Robin G. Terrell                                                          X
Terence A. Walts                                                                                   Chairman
David A. Williams                            X


         Audit and Finance Committee. The Audit and Finance Committee will select our independent auditors, review our filings with the Securities and Exchange Commission, review the results and scope of audit and other services provided by our independent auditors, including auditor fees, review and evaluate our audit and control functions and investigate other areas of concern that may be manifested in our financial reports or underlying accounting controls and systems. The Audit and Finance Committee also will assist in the review of future financing opportunities. The Audit and Finance Committee is not currently governed by a charter; however, our Board of Directors is currently considering an audit and finance committee charter, which is expected to be adopted at a meeting of our Board of Directors currently scheduled to held on April 25, 2003.

         Compensation Committee. The Compensation Committee will be responsible for all of our compensation plans, which includes determining salaries and incentive compensation for our executive officers, as well as reviewing and administering those plans. The Compensation Committee also will make recommendations to our Board of Directors concerning compensation for our directors and advise our Board of Directors on the adoption of employee benefit and compensation plans.

         Strategy Committee. The Strategy Committee will discuss and make recommendations to our Board of Directors regarding our long-term strategy and related matters.

         Our Board of Directors serves as our nominating committee. Recommendations of director candidates by stockholders should be forwarded to our Secretary. Our Bylaws require that stockholders give advance notice and furnish certain information to us in order to nominate a person for election as a director. See discussion under "Submission of Stockholder Proposals - Director Nominations" on page 24.

                                 STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

         The following table sets forth information regarding the number of shares of our common stock beneficially owned on April 7, 2003, by any person or "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known to us to own beneficially more than 5% of the outstanding shares of our common stock.

                                                                                 Amount and
                                                                                  Nature of
         Name and Address                                                        Beneficial           Percent of
        of Beneficial Owner                                                         Owner              Class (1)
        -------------------                                                         -----              ------

Avatex Corporation........................................................      2,501,730 (2)           13.2%
17000 Preston Road
Suite 310
Dallas, Texas 75248

Ronald A. Schachar, M.D., Ph.D............................................      4,180,374 (3)           22.1%
10010 Lennox Lane
Dallas, Texas 75229

Abbey J. Butler...........................................................        955,798 (4)           5.0%
13745 Monaco Way
Palm Beach Gardens, Florida 33410

Melvyn J. Estrin..........................................................        974,547 (5)           5.1%
7200 Wisconsin Avenue, Suite 600
Bethesda, Maryland 20814
------------------------------

(1) Based upon 18,943,887 shares of common stock outstanding on April 7, 2003.
(2) Based upon a Schedule 13G filed on March 13, 2003.
(3) Based upon a Schedule 13D filed on March 17, 2003. Excludes 441,591 shares of common stock held in trust for the benefit of Dr. Schachar's minor children, the trustee of which is Dr. Schachar's brother, and 294,394 shares of common stock held by Dr. Schachar's two other children that are over 18 years of age, all of which Dr. Schachar does not beneficially own. Dr. Schachar and Presby Corp entered into a Severance, Release and Consulting Agreement, effective as of February 25, 2003, whereby Dr. Schachar agreed to appoint the chief executive officer of Presby Corp as his proxy to vote all shares of our capital stock owned or controlled by Dr. Schachar solely in connection with matters related to the merger of our wholly-owned subsidiary with and into Presby Corp, including (i) any amendment to our Certificate of Incorporation to (A) change our name or (B) establish a classified board,
    (ii) the election of our directors at the first meeting of stockholders to be held after the merger and (iii) the appointment of Deloitte & Touche as our auditors (collectively, the "Merger Items"). Dr. Schachar additionally agreed to deliver limited proxies that appoint Presby Corp's chief executive officer as the proxy to vote all shares of our capital stock owned by Dr. Schachar's immediate family or held and controlled by trustees (or others in similar capacities) for the benefit of his immediate family. The limited proxies also relate solely to the Merger Items. Both the proxy and the limited proxies expire upon the earlier of stockholder approval of the Merger Items or June 4, 2003.
(4) Includes 656,250 shares of common stock held by C.B. Equities Management IV, LLC, an entity owned and controlled by Mr. Butler, and 25,000 shares of common stock held by C.B. Equities Retirement Trust, of which Mr. Butler serves as trustee. Includes 12,500 shares of common stock acquirable pursuant to the exercise of warrants held by C.B. Equities Retirement Trust. Excludes 80,000 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of April 7, 2003.


                                       8

(5) Includes 918,297 shares of common stock held by Estrin New Ventures, LLC and 37,500 shares held by St. Elizabeth's Hospital, Inc., entities owned and controlled by Mr. Estrin. Includes 18,750 shares of common stock acquirable pursuant to the exercise of warrants held by St. Elizabeth's Hospital, Inc. Excludes 80,000 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of April 7, 2003.


Security Ownership of Management

         The following table sets forth information regarding the number of shares of our common stock beneficially owned on April 7, 2003, by each of our directors, each of our executive officers named in the Summary Compensation Table appearing on page 14 and all of our directors and executive officers as a group. Except as otherwise set forth below, the address of each of the persons listed below is c/o Refocus Group, Inc., 10300 North Central Expressway, Suite 104, Dallas, TX 75231.




                                                                             Amount and
      Name and Address                                                       Nature of                Percent of
     of Beneficial Owner                                                Beneficial Owner (1)          Class (2)
     -------------------                                                ----------------              -----

Glen Bradley, Ph.D....................................................     37,500 (4)                   *
2505 Anthem Village Drive, Suite E-528
Henderson, Nevada 89052

Abbey J. Butler.......................................................    955,798 (5)                  5.0%
13745 Monaco Way
Palm Beach Gardens, Florida 33410

Mark A. Cox...........................................................    144,978 (6)                   *
Donald P. Cudmore.....................................................    191,356 (7)                  1.0%
Melvyn J. Estrin......................................................    974,547 (8)                  5.1%
7200 Wisconsin Avenue, Suite 600
Bethesda, Maryland 20814

Peter C. Hobbins, Ph.D................................................          0 (9)                   *
Chamerstrasse 47
CH - 6300 Zug
Switzerland

Grady E. Schleier.....................................................    140,563 (10)                  *
4416 Stanhope
Dallas, Texas 75205

Robin G. Terrell......................................................          0 (11)                  *
11460 Johns Creek Parkway
Duluth, Georgia 30097

Terence A. Walts......................................................    107,878 (12)                  *
David A. Williams.....................................................     75,000 (13)                  *
90 Roxborough Street East
Toronto, Ontario
Canada

Stanley I. Thaw (3)...................................................    229,872 (14)                 1.2%
Thomas M. Riedhammer (3)..............................................          0                       *
Danny Gunter (3)......................................................      2,000                       *
Directors and Executive Officers as a Group...........................  2,627,620 (15)                13.7%
------------------------

* Less than 1%
(1) Unless otherwise indicated, includes shares owned by a spouse, minor children, by relatives sharing the same home, entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire such shares within 60 days of April 7, 2003, by the exercise of any right or option. Unless otherwise noted, shares are owned of record and beneficially by the named person.
(2)  Based upon 18,943,887 shares of common stock outstanding on April 7, 2003.
(3) Mr. Gunter is a former director and officer of Refocus. Messrs. Thaw and Riedhammer are former executive officers of Presby Corp who resigned in 2002.


                                       10

(4) Includes 12,500 shares of common stock acquirable pursuant to the exercise of warrants. Excludes 20,000 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of April 7, 2003.
(5) Includes 656,250 shares of common stock held by C.B. Equities Management IV, LLC, an entity owned and controlled by Mr. Butler, and 25,000 shares of common stock held by C.B. Equities Retirement Trust, of which Mr. Butler serves as trustee. Includes 12,500 shares of common stock acquirable pursuant to the exercise of warrants held by C.B. Equities Retirement Trust. Excludes 80,000 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of April 7, 2003.
(6) Includes 34,825 shares of common stock acquirable pursuant to a stock option. Includes 2,804 shares of common stock held in trust for Mr. Cox's children. Excludes 37,500 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of April 7, 2003.
(7) Includes 26,250 shares of common stock acquirable pursuant to a stock option.
(8) Includes 918,297 shares of common stock held by Estrin New Ventures, LLC and 37,500 shares held by St. Elizabeth's Hospital, Inc., entities owned and controlled by Mr. Estrin. Includes 18,750 shares of common stock acquirable pursuant to the exercise of warrants held by St. Elizabeth's Hospital, Inc. Excludes 80,000 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of April 7, 2003.
(9) Excludes 20,000 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of April 7, 2003.
(10) Includes 3,125 shares of common stock acquirable pursuant to the exercise of warrants. Excludes 80,000 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of April 7, 2003.
(11) Excludes 20,000 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of April 7, 2003.
(12) Includes 6,250 shares of common stock acquirable pursuant to the exercise of warrants and 89,128 shares of common stock acquirable pursuant to the exercise of stock options. Excludes 568,507 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of April 7, 2003.
(13) Includes 50,000 shares of common stock and warrants to purchase 25,000 shares of common stock owned by Roxborough Holdings, Ltd. Mr. Williams is the president and sole owner of Roxborough Holdings, Ltd. Excludes 20,000 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of April 7, 2003.
(14) These shares are held by a trust. Mr. Thaw disclaims beneficial ownership of such shares.
(15) Represents 10 persons and includes 150,203 shares acquirable pursuant to the exercise of stock options and 78,125 shares of common stock acquirable pursuant to the exercise of warrants. Excludes 926,007 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of April 7, 2003.

Change in Control

         On March 6, 2003, we completed the merger of Refocus Acquisition Corp., a Delaware corporation and our newly created wholly-owned subsidiary, or MergerSub, with and into Presby Corp, a Delaware corporation, with Presby Corp surviving as a wholly-owned subsidiary of us. The merger was consummated under Delaware law and pursuant to an Agreement of Merger and Plan of Reorganization, dated as of March 6, 2003, or the Merger Agreement.

         Prior to the merger, we effected a forward-split of our common stock on the basis of approximately six shares for each share issued and outstanding and determined to change our business efforts. As part of this transaction, substantially all of the shares owned by Danny Gunter and Adrienne Beam, the sole members of our Board of Directors prior to the merger, were repurchased by us and then canceled at the closing of the merger. After cancellation of Mr. Gunter's and Ms. Beam's shares and immediately prior to the merger, there were 4,097,107 shares of our common stock issued and outstanding (on a post-forward split basis).

         Pursuant to the Merger Agreement, at closing, we issued 11,940,144 shares of our common stock (on a post-forward split basis) to the stockholders of Presby Corp, representing 63.1% of the issued and outstanding shares of our common stock following the merger and the initial tranche of the private placement we consummated in connection with the merger, in exchange for 100% of the outstanding capital stock of Presby Corp, subject to the assertion of appraisal rights by former Presby Corp stockholders. In addition, we assumed the Presby Corp Amended and Restated 1997 Stock Option Plan and reserved 4.1 million shares of our common stock (on a post-forward split basis) for outstanding options and new options issuable under that plan. At the time of the merger, Presby Corp had outstanding options to purchase 719,486 shares of common stock that were converted in the merger into options to purchase shares of our common stock. After giving effect to the merger and the initial tranche of the private placement we consummated in connection with the merger, we had 18,924,751 shares of our common stock outstanding. In addition, after giving effect to the merger and the initial tranche of the private placement, warrants to purchase 2,737,500 shares and options to purchase 719,486 shares of our common stock were outstanding. At the closing of the merger, MergerSub merged with Presby Corp, upon which MergerSub ceased to exist and Presby Corp, as the surviving corporation, became a wholly-owned subsidiary of us.

         Under Delaware law, we did not need the approval of our stockholders to consummate the merger, as the constituent corporations in the merger were MergerSub and Presby Corp, each of which are Delaware corporations. We were not a constituent corporation in the merger.

         Pursuant to the Merger Agreement, at the closing of the merger, the membership of our Board of Directors was increased from two to four directors, and David A. Williams and Glen Bradley, Ph.D. were appointed to serve in the vacancies created by the increase until this annual meeting of stockholders. Upon compliance with Section 14(f) of the Securities Exchange Act of 1934 and Rule 14(f)-1 promulgated under that act, the number of members comprising our Board of Directors was increased to eight members and Terence A. Walts, Robin G. Terrell, Abbey J. Butler, Peter C. Hobbins, Ph.D., Grady E. Schleier and Melvyn
J. Estrin were appointed to serve as our directors until this annual meeting of stockholders. In connection with the appointment of these six directors, Danny Gunter and Adrienne Beam resigned as directors.

         For accounting purposes, the merger was accounted for as a reverse merger, since the stockholders of Presby Corp own a majority of the issued and outstanding shares of our common stock immediately following the merger. Further, due to the issuance of the 11,940,144 shares of our common stock and the change in the majority of our directors, a change in control of us occurred on the date of the consummation of the merger. Except as described in this Proxy Statement, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our Board of Directors, and to our knowledge, no other arrangements exist that might result in a change of control of us.


                                   MANAGEMENT

Executive Officers
                                                                                                Officer
      Name                          Age                    Position(s)                           Since
      ----                          ---                    -----------                           -----

Terence A. Walts.....................55          President and Chief Executive Officer           2003


Mark A. Cox..........................52          Vice President, Chief Financial Officer         2003
                                                 and Secretary

         Information concerning the business experience of Terence A. Walts is set forth above under "Election of Directors."

         Mark A. Cox has served as Vice President, Secretary and Chief Financial Officer of Presby Corp since July 1997. Upon the acquisition by merger of Presby Corp, Mr. Cox became our Vice President, Secretary and Chief Financial Officer. Prior to joining Presby Corp, Mr. Cox was director of corporate finance and assistant treasurer of FoxMeyer Health Corporation, a NYSE-listed company, from 1992 to 1997. He also held the same titles at FoxMeyer Corporation from 1992 to 1997. Mr. Cox is a certified public accountant in Texas.

Terms of Offices and Relationships

         Our officers are elected annually by our Board of Directors at a meeting held following each annual meeting of stockholders, or as necessary and convenient in order to fill vacancies or newly created offices. Each officer serves at the discretion of our Board of Directors. Any officer elected or appointed by our Board of Directors may be removed by our Board of Directors whenever in its judgment our best interests will be served, but a removal shall be without prejudice to the contractual rights, if any, of the person so removed. (See "Employment Agreements")

         There are no family relationships among our directors or officers. Except as described under "Proposal One - Election of Directors" above, none of our director nominees hold directorships in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or pursuant to Section 15(d) of that act or any company registered as an investment company under the Investment Act of 1940.

         Except as described under "Certain Relationships and Related Transactions" on page 17, there are no arrangements or understandings between any nominee for election as a director or officer and any other person pursuant to which that director was nominated or officer was selected.

         None of our directors or officers or their respective associates or affiliates is indebted to us. As of the date of this proxy statement, there is no material proceeding to which any of our directors, officers, affiliates or stockholders is a party that is adverse to us.

Executive Compensation

         The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities for Presby Corp by our Chief Executive Officer, for Refocus Group, Inc. by its former Chief Executive Officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the referenced periods.


                           Summary Compensation Table

                                                         Annual Compensation         Long-term Compensation
                                                        ----------------------- -------------- ------------------
                                                                                   Awards           Payouts
                                                                                -------------- ------------------
                                                                                 Securities
                                                                                 Underlying                          All Other
                                             Fiscal        Salary      Bonus      Options/                          Compensation
      Name and Principal Position             Year          ($)         ($)       SARs (#)     LTIP Payouts ($)       ($) (1)
----------------------------------------- ------------- ------------- --------- -------------- ------------------ -----------------

Terence A. Walts (2)                          2002            53,333     -                -                    -                 -
President and Chief Executive Officer         2001                 -     -                -                    -                 -
                                              2000                 -     -                -                    -                 -

Mark A. Cox                                   2002           145,200     -                -                    -                 -
Vice President, Secretary and                 2001           145,200     -                -                    -                 -
Chief Financial Officer                       2000           140,522     -                -                    -                 -

Donald P. Cudmore (4)                         2002           110,000     -                -                    -             3,060
Vice President, Research and                  2001           110,000     -                -                    -               914
Development                                   2000           106,456     -                -                    -                 -

Ronald A. Schachar                            2002           295,000     -                -                    -                 -
Former Chief Scientist                        2001           295,000     -                -                    -                 -
                                              2000           287,912     -                -                    -                 -

Stanley I. Thaw (3)                           2002            96,800     -                -                    -           180,000
Former Executive Vice-President               2001           193,600     -                -                    -                 -
                                              2000           180,593     -                -                    -                 -

Thomas M. Riedhammer (4)(5)                   2002            81,250     -           15,000                    -             3,078
Former Chief Operating Officer                2001           112,500     -           25,000                    -                 -
                                              2000                 -     -                -                    -                 -

Danny Gunter (6)                              2002             6,000     -                -                    -                 -
Former Chief Executive Officer                2001             6,000     -                -                    -                 -
                                              2000             6.000     -                -                    -                 -

-----------------------------------------------------------------------------------------------------------------------------------

(1) Other compensation does not include our cost for health and welfare benefits received by the above-named officers. The aggregate amount of perquisites and other personal benefits, security or property, did not exceed the lessor of either $50,000 or 10% of the total annual salary and bonus for the named executive officer.
(2)  Mr. Walts joined Presby Corp in September 2002.
(3) Other Compensation is the total amount received for a consulting contract after Mr. Thaw resigned his position at June 30, 2002.
(4) Other compensation represents our matching contributions to the employee under our 401(k) plan.
(5)  Mr. Riedhammer resigned from his position on June 15, 2002.
(6)  Mr. Gunter resigned from his position on March 6, 2003.




                           Option/SAR Grants In Last Fiscal Year
                                    (Individual Grants)

                                    Number of        Percent of
                                    Securities       Total Options/
                                    Underlying       SAR's Granted     Exercise or
                                    Options/SAR's    to Employees      Base Price         Expiration
Name and Principal Position         Granted (#)      in Fiscal Year        ($/SH)            Date
---------------------------         ---------------------------------  --------------   ---------------

Thomas M. Riedhammer                   7,010                 100%        $0.1926        03/06/12
                                                                                               -

-------------------------------------------------------------------------------------------------------



                   Fiscal Year End Option Exercises and Values

         The following table sets forth information concerning unexercised options held by the named executive officers as of December 31, 2002. No options were exercised by the named executive officers during 2002.

                                          Number of Securities Underlying            Value of Unexercised In-The-Money
                                      Unexercised Options at Fiscal Year End (#)        Options at Fiscal Year End
                                      ------------------------------------------     ---------------------------------

Name                                     Exercisable            Unexercisable        Exercisable       Unexercisable
----                                     -----------            -------------        -----------       -------------

Mark A. Cox                              22,325 (1)                     -             $ 42,596 (3)                -
Donald P. Cudmore                        26,250 (1)                     -             $ 50,085 (3)                -
Thomas M. Riedhammer                           -                 18,692 (2)                      -         $ 33,784 (3)

-----------------------------------------------------------------------------------------------------------------------------------

Notes:

(1)  These options have an exercise price of $0.092 per share.
(2)  These options have an exercise price of $0.1926 per share.
(3) Value based upon $2.00 per share, the price per share paid by investors in the private placement of our common stock consummated on March 6, 2003.


                      Equity Compensation Plan Information

         The following table provides information regarding the status of our existing equity compensation plans at December 31, 2002, assuming that the 2.14 for 1 reverse stock split of the Presby Corp common stock and the merger of our wholly-owned subsidiary with and into Presby Corp occurred on December 31, 2002. It also does not reflect the amendment and restatement of Presby Corp's 1997 Stock Option Plan, which was approved by Presby Corp stockholders in 2003 prior to the merger (See Footnote 1 below).

                                                                                                      Number of
                                                                                                     Securities
                                                                                                      Remaining
                                                                                                    Available for
                                                                                                       Future
                                                        Number of                                     Issuance
                                                      Securities to                                 Under Equity
                                                        be issued                                   Compensation
                                                           upon                                         Plans
                                                       exercise of         Weighted-average          (excluding
                                                       outstanding         Exercise price of         securities
                                                         options,             outstanding           reflected in
                                                         warrants          options, warrants         the second
Plan Category                                           and rights            and rights               column)
-------------                                           ----------            ----------               -------

Equity compensation plans approved by
Security holders....................................      161,851             $ 0.103                 317,652 (1)

Equity compensation plans not approved by
Security holders....................................            0                   0                       0

Total...............................................      161,851              $0.103                 317,652 (1)
--------------------

(1) Prior to the merger of our wholly-owned subsidiary with and into Presby Corp, which was consummated on March 6, 2003, the stockholders of Presby Corp approved the Amended and Restated 1997 Stock Option Plan, which, among other items, increased the number of authorized shares available under the plan to 4.1 million shares for outstanding options and new options issuable under the plan (after giving effect to the merger and the 2.14 for 1 reverse stock split). Presby Corp's Amended and Restated Option Plan was assumed by us pursuant to the merger.

Employment Agreements

         We have employment agreements with two of our named executive officers. The employment agreement with Terence A. Walts, our President and Chief Executive Officer, expires on September 1, 2004, unless otherwise terminated. This agreement provides that Mr. Walts is to receive a base salary of $200,000. In addition to and in connection with Mr. Walts' employment agreement, we have an agreement with Mr. Walts pursuant to which, in connection with closing of the private placement and the merger, we awarded him an option to purchase 557,635 shares of our common stock at an exercise price of $1.98 per share. Of the 557,635 shares purchasable under this option, 64,128 shares vested upon the closing of the private placement and merger on March 6, 2003. The vesting of the remaining shares purchasable under this option are contingent upon the closing of subsequent financing commitments contemplated as of March 6 and Mr. Walt's continued employment through September 1, 2005. This option is exercisable for a term ending September 1, 2011.

         If Mr. Walts' employment is terminated as a result of death or for cause, we will have no further obligation to provide any compensation or other consideration, including any bonus not due prior to that date, to him. If, however, Mr. Walts' employment is terminated as a result of permanent disability or otherwise without cause, we are obligated to pay Mr. Walts monthly severance payments for six months equal to his current annualized salary (excluding any bonus or other compensation) as of that date, divided by twelve. Mr. Walts also is entitled to participate, subject to certain conditions, in our benefit plans to the same extent of his participation in those plans immediately prior to termination for a period of six months. Payments to Mr. Walts upon termination for permanent disability, however, will be reduced by the amounts payable to him under any of our benefit plans, social security or otherwise. Further, if Mr. Walts is a member of our Board of Directors on the date of termination, he shall be deemed to have resigned from that position automatically.

         The employment agreement, dated as of April 24, 1998, and as amended December 1, 2002, with Mark A. Cox, our Chief Financial Officer, continues in effect until April 24, 2004 and automatically renews for successive one-year terms, unless otherwise terminated. This agreement provides that Mr. Cox is entitled to receive a base salary of $145,200 and a bonus that is based upon target results set by our Board of Directors. If Mr. Cox's employment is terminated as a result of death or for cause or without good reason by him, we will have no further obligation to provide any compensation or other consideration, including any bonus not due prior to that date, to him. If Mr. Cox's employment is terminated as a result of permanent disability or without cause or for good reason by him, we are obligated to pay Mr. Cox a severance payment equal to (a) base salary for a period of one year and (b) any bonus for that fiscal year, which will be prorated for the number of days elapsed during that year that the executive was employed. Additionally, if Mr. Cox's employment is terminated other than as a result of death, Mr. Cox will be entitled to participate, subject to certain conditions, in our benefit plans to the same extent of his participation in those plans immediately prior to termination, for up to one year. Payments to Mr. Cox upon termination for permanent disability, however, will be reduced by the amounts payable to him under any of our benefit plans, social security or otherwise.

         Under both employment agreements the executive is entitled to participate in our 401(k) plan, group health, dental, disability and life insurance plans and other benefit plans applicable to executive officers. Additionally, both agreements contain provisions that continue after termination or expiration of the agreement, including, among other provisions, non-competition, non-disclosure and property rights and assignment. Compensation payable to Messrs. Walts and Cox is subject to review by our Board of Directors at the end of each fiscal year; provided, however, it may not be decreased without their written consent.

Certain Relationships and Related Transactions

         CIBA Vision Transactions

         In March 2002, CIBA Vision and we entered into an agreement pursuant to which CIBA Vision has the right to obtain an exclusive worldwide license to market, distribute and sell the PresVIEW device, the PresVIEW Incision System (the specialized automated incision device) and the related disposable blades developed for the surgery by us, subject to certain terms and conditions, including the requirement for CIBA Vision to purchase equity interests in us.

         Under our agreement with CIBA Vision, we will receive a percentage royalty on CIBA Vision's worldwide net sales of the PresVIEW device and related products. CIBA Vision has the option to make minimum royalty payments totaling $13.6 million in the initial five years under its agreement with us if it wishes to maintain its rights to an exclusive license of the PresVIEW device, the PresVIEW Incision System and related products. CIBA Vision has paid us $2.0 million in advance for future royalties. CIBA Vision also purchased a total of $1.25 million of our common stock in the first tranche of the private placement we consummated on March 6, 2003, and CIBA Vision irrevocably committed, subject to certain conditions precedent, to purchase a total $1.25 million of our common stock in the second tranche of the private placement. Subject to certain conditions precedent, CIBA Vision also will purchase an additional $2.5 million of our common stock within 60 days following the enrollment of the first patient in our Phase III FDA clinical trial. Further, CIBA Vision has agreed to pay us an additional amount up to $4.0 million upon the achievement of certain FDA related milestones.

         CIBA Vision has agreed to assume responsibility for the legal defense of our worldwide PresVIEW patent portfolio against patent infringement, subject to mutual agreement between CIBA Vision and us. A legal committee consisting of two members from each of CIBA Vision and us will jointly make decisions regarding such patent defense.

         Robin G. Terrell, a director and director nominee, is an officer of CIBA Vision. Additionally, pursuant to our agreement with CIBA Vision, we agreed to appoint and nominate Mr. Terrell to our board of directors. Terence A. Walts, our President and Chief Executive Officer, a director and a director nominee, is a former CIBA Vision employee. Further, Glen Bradley, Ph.D., a director and director nominee, was an officer of CIBA Vision until he retired in January 2003.

         Avatex Corporation

         Prior to January 2003, we subleased approximately 4,100 square feet from Avatex Corporation, or Avatex, a substantial holder of our common stock. Avatex leased the office space for its own headquarters in the same building. Avatex did not make a profit on the lease and charged us only the market-based lease cost billed from the building's property manager. As a result of downsizing our operations during 2002 and entering into our agreement with CIBA Vision, we needed less office space. We have negotiated a settlement of the amount due for the remainder of the term of the lease, which would have expired in December 2003.

         Abbey J. Butler and Melvyn J. Estrin, directors of Presby Corp and directors and director nominees of Refocus, each served as co-chairman of the board of Avatex from March 1991 until December 2002 and co-chief executive officer of Avatex from October 1991 until December 2002. Grady E. Schleier, a director and director nominee, served as the senior vice president of Avatex from 1999 until December 2002 and as vice president and treasurer of Avatex from 1995 until 1999.

         Ronald A. Schachar, M.D., Ph.D.

         Dr. Schachar is the former chairman, chief executive officer and chief scientist of Presby Corp. Prior to July 2002, we were parties to an agreement with RAS Service, which is affiliated with Dr. Schachar. Pursuant to this agreement, RAS Service received a portion of all sales revenue for the PresVIEW devices. The $112,277 due to RAS Service as of the termination of the agreement was paid in additional shares of Series B convertible preferred stock of Presby Corp, which was converted prior to the merger of our wholly-owned subsidiary with and into Presby Corp into Presby Corp common stock and, at the closing of the merger, further converted into shares of our common stock. Dr. Schachar, however, did not receive any of these shares that were issued to RAS Service.

         We currently lease a 4,000 square foot building in Denison, Texas from Dr. Schachar. We have constructed our clean room facility in the leased building and have made total leasehold improvements to the facility of approximately $35,000. We lease the facility on a month-to-month basis for $4,000 per month, the approximate fair market rent.

         On February 25, 2003, Dr. Schachar and we entered into a Severance, Release and Consulting Agreement. In accordance with such agreement, Dr. Schachar resigned as an employee, officer and director of Presby Corp and we agreed to retain Dr. Schachar as a consultant for a period of up to five years. Dr. Schachar will assist us in conducting research and development on our products for the treatment of age-related macular degeneration, or ARMD, maintenance of our patent portfolio and other matters. Subject to certain conditions, Dr. Schachar will be paid an aggregate of $1.75 million over the consulting period. The timing of the amount of Dr. Schachar's consulting fees in years three, four and five are partially dependent on our profitability in those years. As security for the payment of the consulting fees, we granted Dr. Schachar a security interest in certain of our patent rights relating to the single element variable focus lens and ARMD devices and patent applications. Dr. Schachar also received from us an assignment of our patents for the Macular Degeneration device outside the United States, which is revocable upon certain conditions.

         In addition, pursuant to the terms of the Severance, Release and Consulting Agreement, Dr. Schachar agreed to support the election of certain members to our board of directors and granted us a limited proxy to vote shares beneficially owned by him and his immediate family in connection with the merger and its related transactions. Dr. Schachar has further agreed not to seek reelection or be appointed or nominated to our Board of Directors.

         Bridge Loan

         On February 26, 2003, Mr. Walts, our President and Chief Executive Officer and a director and director nominee, Grady E. Schleier, a director and director nominee, C.B. Equities Retirement Trust, an entity controlled and owned by Mr. Butler, a director and director nominee, and St. Elizabeth's Hospital, Inc., an entity controlled by Mr. Estrin, a director and director nominee, made a loan to us of $187,500 aggregate principal amount. The loan was evidenced by promissory notes that were unsecured and bore interest at a rate of 12% per annum. Upon consummation of the initial tranche of the private placement on March 6, 2003, $162,500 aggregate principal amount of these promissory notes were converted into shares of our common stock at conversion price of $2.00 per share.

         InSite Productions, LLC

         We were parties to an agreement with InSite Productions, LLC whereby Insight developed our website for $33,620. We also rented our office space from Insight. Danny Gunter and Adrienne Beam are principals of InSite Productions, LLC. We paid $250 per month in rent to InSite Productions, LLC and $200 per month for their website maintenance services. Immediately following the merger, we transferred our rights to our website to InSite Productions, LLC in consideration for InSite Productions, LLC's forgiveness of indebtedness in the amount of $1,800 that we owed to it, and InSite Productions, LLC and we terminated the website agreement and office lease.

         Other Matters

         We paid Ms. Beam $5,000 and Mr. Gunter $20,000 for the cancellation of substantially all of the shares of our capital stock held of record or beneficially owned by Ms. Beam and Mr. Gunter immediately prior to the merger.

         In connection with the conversion of Presby Corp's Series B convertible preferred stock into Presby Corp's common stock prior to the merger, we agreed to appoint and nominate Messrs. Butler, Estrin and Schleier to our Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers, and persons who beneficially own more than ten percent (10%) of our stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Directors, certain officers and greater than ten percent (10%) beneficial owners are required by Securities and Exchange Commission regulations to furnish us with copies of all
Section 16(a) forms they file.

         Based solely on a review of the copies furnished to us and representations from the directors and certain officers, we believe that all
Section 16(a) filing requirements for the fiscal year ended December 31, 2002, applicable to our directors, certain officers and greater than ten percent (10%) beneficial owners were satisfied.

       Based on representations from our directors and certain officers, we believe that no other Forms 5 for directors, certain officers and greater than ten percent (10%) beneficial owners were required to be filed with the Securities and Exchange Commission for the period ended December 31, 2002.

Audit and Finance Committee Report

         Our Board of Directors served as our Audit Committee for the fiscal year ended December 31, 2002, and until March 25, 2003, when we constituted our Audit and Finance Committee. At the March 25, 2003, meeting of our Board of Directors, the following members of our Board of Directors were appointed to the Audit and Finance Committee: Grady E. Schleier (Chair) and David A. Williams. The Board of Directors believes that both of these individuals are independent as defined by the American Stock Exchange's Listed Company Guide and supplemental conversations with the American Stock Exchange. The Audit and Finance Committee currently does not operate under a charter adopted by our Board of Directors; however, our Board of Directors is currently considering an audit and finance committee charter, which is expected to be adopted at a meeting of the Board of Directors scheduled to held on April 25, 2003.

         Management is responsible for our internal controls and the financial reporting process. Since our future business will be that of Presby Corp only and the former stockholders of Presby Corp control the merged companies, the financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 2002, were those of Presby Corp and not Refocus Group, Inc.'s 2002 audited financial statements. Deloitte & Touche LLP, our independent auditor, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards. The Audit and Finance Committee's responsibility is to monitor and oversee these processes.

         In this context, the Audit and Finance Committee reviewed and discussed the audited financial statements with both management and Deloitte & Touche LLP. Specifically, the Audit and Finance Committee has discussed with Deloitte & Touche LLP matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU ss.380).

         The Audit and Finance Committee received from Deloitte & Touche LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Deloitte & Touche LLP the issue of its independence from us.

         Based on the Audit and Finance Committee's review of the audited financial statements and its discussions with management and Deloitte & Touche LLP noted above, the Audit and Finance Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-KSB for the year ended December 31, 2002.

         This report has been furnished by the current members of the Audit and Finance Committee.

              Grady E. Schleier                      David A. Williams


                                  PROPOSAL TWO

                  AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
                  TO IMPLEMENT A CLASSIFIED BOARD OF DIRECTORS

Proposal

         Our Board of Directors has unanimously approved and recommended for stockholder approval an amendment to our Certificate of Incorporation to provide for a classified board of directors, or the Classified Board Amendment. Under Delaware law, the amendment would become effective upon stockholder approval and filing of the amendment to the Certificate of Incorporation.

         The Classified Board Amendment provides that, at this annual meeting, our Board of Directors will be divided into three classes (denominated Class I, Class II and Class III), which shall be as nearly equal in number as possible. The directors in each class will hold office following their initial classification for terms of one year, two years and three years, respectively. Thus, the term of office of the Class I Directors will expire at the year 2004 annual meeting of stockholders, the term of office of the Class II Directors will expire at the year 2005 annual meeting of stockholders, and the term of office of the Class III Directors will expire at the year 2006 annual meeting of stockholders. Thereafter, the successors to each class of directors shall be elected for three-year terms. If this proposal is not approved, each director will be elected to serve for a term of one year and until their successors are duly elected and qualified.

         Under Delaware law, a director of a corporation with a classified board of directors may be removed by the stockholders only for "cause" unless the corporation's certificate of incorporation provides otherwise. Our Certificate of Incorporation does not provide otherwise. Therefore, if this proposal is approved, the holders of a majority of the outstanding voting shares would be able to remove a director during his or her elected term only for "cause." In this context, "cause" is not defined by statute. If a vacancy occurs during the term of any director, under Delaware law the majority of our Board of Directors may fill the vacancy, and the director so appointed will hold office until the next election of the class to which he or she was appointed.

         Classification of our Board of Directors will promote continuity and stability in our management and policies since a majority of our directors at any given time will have prior experience with us. Our Board of Directors further believes that such continuity and stability will facilitate long-range planning and will have a beneficial effect on employee loyalty and customer confidence. Currently, the entire Board of Directors must stand for election each year. Accordingly, it is possible that all or a majority of the current directors could be replaced at any given annual meeting of stockholders. If this proposal is approved, our Board of Directors will be divided into three classes effective with this 2003 annual meeting, only one of which classes will stand for election at each annual meeting thereafter.

         In addition, classification of our Board of Directors may have the effect of delaying, deferring or preventing a change of control of us since only one-third of the directors are up for election each year and directors may not be removed, except for cause. Our Board of Directors believes that increased management stability and continuity fostered by a classified board of directors will enhance the capacity of our Board of Directors to defend against undesirable takeover attempts and, in the event of the sale of us, would enhance our Board of Directors' ability to negotiate a transaction that is in the stockholders' best interest. The proposed classification of our Board of Directors is not being recommended in response to a pending or threatened attempt to acquire control of us.

Vote Necessary to Approve the Proposal

         The affirmative vote of the holders of a majority of the outstanding shares of our common stock is necessary for approval of the Classified Board Amendment. Therefore, abstentions and broker non-votes effectively count as votes against the amendment.

   OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE PROPOSED
         AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO PROVIDE FOR A
                         CLASSIFIED BOARD OF DIRECTORS.


                                 PROPOSAL THREE

            RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
                           AS OUR INDEPENDENT AUDITORS

General

         Deloitte & Touche LLP has been selected to serve as our independent auditors for 2003, unless the Audit and Finance Committee of our Board of Directors subsequently determines that a change is desirable. S.W. Hatfield resigned as our independent auditor on March 14, 2003.

         In anticipation of S.W. Hatfield's resignation, our Board of Directors approved the engagement of Deloitte & Touche LLP as our independent auditor for the fiscal year ending 2003 at a meeting held on March 6, 2003, to be effective upon S.W. Hatfield's resignation. Deloitte & Touche LLP has been the independent auditor for Presby Corp since its inception in 1994. Historical reports filed by us after the merger of our wholly-owned subsidiary with and into Presby Corp are those of Presby Corp, the continuing reporting entity, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 (See "Stock Ownership -Change in Control" above). As a result of being the auditors of Presby Corp, Deloitte & Touche LLP did have consultations with Presby Corp regarding the merger.

         The reports of S.W. Hatfield on our financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

         In connection with the audits of our financial statements for each of the two fiscal years ended December 31, 2002 and December 31, 2001, and through March 14, 2003, there were no disagreements with S.W. Hatfield on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of S.W. Hatfield, would have caused S.W. Hatfield to make reference to the matter in his reports. During the two most recent fiscal years and through March 14, 2003, no information is required to be reported under Item 304(a)(1)(iv)(B) of Regulation S-B.

Proposal

         While stockholder ratification is not required for the selection of Deloitte & Touche LLP as our independent auditors, since the Audit and Finance Committee has the ultimate responsibility for the selection of our independent auditors, the selection is being submitted for ratification at this annual meeting, solely with a view toward soliciting the stockholders' opinion on the matter, which opinion will be taken into consideration by the Audit and Finance Committee in its future deliberations. We anticipate that a representative of Deloitte & Touche LLP will attend this annual meeting. If the representative attends, he may respond to appropriate questions and will have the opportunity to make a statement, if desired.

Vote Necessary to Ratify the Selection

         The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the meeting is necessary for the ratification of the appointment of Deloitte & Touche LLP as our independent auditors.

       OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF
                   THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS
                            OUR INDEPENDENT AUDITORS.

Audit Fees

         Fees billed by S.W. Hatfield for the audit of our 2001 and 2002 annual financial statements, and the reviews of the quarterly financial statements included in our Forms 10-QSB for such years, totaled $4,163 and $3,946, respectively.

Audit-Related Fees

         In addition to the amounts set forth under Audit Fees above, no assurance or audit related services that were reasonably related to the performance of the audit or review of our financial statements for those years were billed by S.W. Hatfield during 2001 or 2002.

Tax Fees

         Fees billed by S.W. Hatfield for tax compliance, tax return preparation, and tax planning and advise, for 2001 and 2002, totaled $225 and $0, respectively.

All Other Fees

         Fees billed by S.W. Hatfield in 2001 and 2002 for all other services, consisting primarily of fees related to other Securities and Exchange Commission filings, totaled $3,965 and $0, respectively.

Auditor Independence

         In determining the independence of S.W. Hatfield during his engagement, our Board of Directors considered whether the provision of the non-audit services is compatible with maintaining S.W. Hatfield's independence. Further, S.W. Hatfield, CPA has represented its independence and criteria for determination and monitoring said independence to our Board of Directors in writing.

Audit and Finance Committee's Policy Regarding Pre-approval of Non-Audit
Services

         In the future, it will be the policy of the Audit and Finance Committee to pre-approve the nature and estimated amount of non-audit services to be provided to us by our auditors, taking into consideration the impact that the rendition of such services could have on auditor independence.

                                 OTHER BUSINESS

         We are not aware of any business to be acted upon at this annual meeting of stockholders other than that which is explained in this Proxy Statement. In the event that any other business calling for a vote of the stockholders is properly presented at the meeting, the holders of the proxies will vote your shares in accordance with their best judgment.

                       SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder Proposals for Inclusion in Next Year's Proxy Statement

         We anticipate that we will hold our next annual meeting of stockholders for the year ending December 31, 2003, in May 2004. Any stockholder who wishes to present a proposal for action at the 2004 annual meeting of stockholders and who wishes to have it set forth in the proxy statement and identified in the form of proxy prepared by us, must deliver such proposal to our Secretary at our principal executive offices, no later than December 24, 2003, in such form as is required under regulations promulgated by the Securities and Exchange Commission.

Other Stockholder Proposals for Presentation at Next Year's Annual Meeting

         For any proposal that is not submitted for inclusion in next year's proxy statement, but is instead sought to be presented directly at the 2004 annual meeting of stockholders, the stockholder must deliver or mail a notice of the stockholder proposal, together with all of the information and materials discussed below, to our Secretary, which notice must be received at our principal executive offices not earlier than December 1, 2003, and not later than February 29, 2004.

         In order to be eligible to submit a stockholder proposal notice, the stockholder must be a stockholder of record at the time of giving the notice of the proposal and entitled to vote at the meeting. The stockholder proposal notice must set forth for each matter proposed to be brought before the meeting:

          o a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and, in the event that such business includes a proposal regarding the amendment of either our Certificate of Incorporation or Bylaws, the language of the proposed amendment;
          o the name and address, as they appear on our books, of the stockholder proposing such business;
          o a representation of the stockholder as to the class and number of shares of our capital stock that are beneficially owned by such stockholder, and the stockholder's intent to appear in person or by proxy at the meeting to propose such business;
          o a list of the names and addresses of other beneficial owners of shares of our capital stock, if any, with whom such stockholder is acting in concert, and the number of shares of each class of our capital stock beneficially owned by each such beneficial owner;
          o any material interest of the stockholder in such proposal or business; and
          o if such proposal relates to a proposed change to our Certificate of Incorporation or Bylaws, an opinion of counsel, which counsel and the form and substance of which opinion shall be reasonably satisfactory to our Board of Directors, to the effect that our Certificate of Incorporation or Bylaws resulting from the adoption of such proposal would not be in conflict with the laws of the State of Delaware.

         Within 30 days after the stockholder proposal notice, together with all of the information and materials discussed immediately above, has been submitted to our Secretary, our Secretary and Board of Directors will determine whether the items submitted are in the form and within the time indicated and will provide notice in writing to the person submitting the stockholder proposal of their determination. In the event that the stockholder fails to submit a required item in the form and within the time indicated, Securities and Exchange Commission rules permit our management to vote proxies in its discretion on the matter at the meeting.

Director Nominations

         Stockholders who are entitled to vote in the election of directors at the 2004 annual meeting of stockholders may nominate directors to be elected at that meeting. To nominate a director for election, the stockholder must deliver or mail a notice in writing of the nomination to our Secretary, which notice must be received at our principal executive offices not earlier than December 1, 2003, and not later than February 29, 2004. The notice shall set forth:

          o the name, age and business and residential addresses of each person to be nominated;
          o the principal occupation or employment of each person to be nominated;
          o the class and number of shares of our capital stock beneficially owned by each person to be nominated;
          o the name and address of the person submitting the nomination or nominations;
          o the number of shares of each class of our capital stock of which the person submitting the nomination or nominations is the beneficial owner;
          o the name and address of each of the persons with whom the person submitting the nomination or nominations is acting in concert with;
          o the number of shares of our capital stock beneficially owned by each person with whom the person submitting the nomination or nominations is acting in concert with;
          o a description of all arrangements or understandings between the person submitting the nomination or nominations and each person to be nominated and any other persons (naming those persons) pursuant to which the nomination or nominations are to be made by the stockholder;
          o other information with respect to each person to be nominated that would be required to be provided in a proxy statement prepared in accordance with Regulation 14A promulgated under the Securities Exchange Act of 1934; and
          o a notarized affidavit executed by each person to be nominated to the effect that, if elected as a member of our Board of Directors, he or she will serve and that he or she is eligible for election as a member of our Board of Directors.

         Within 30 days after the nomination notice, together with all of the information and materials discussed immediately above, has been submitted to our Secretary, our Secretary will determine whether the evidence of the person making the nomination or nominations as a stockholder is reasonably satisfactory and will provide notice in writing to the person making the nomination or nominations of his determination. If our Secretary determines that the evidence is not reasonably satisfactory, or if the person fails to submit the requisite information in the form or within the time indicated, the nomination or nominations will be ineffective for the election at the meeting at which the person is to be nominated.

                      ADDITIONAL INFORMATION AND QUESTIONS

         A copy of these materials and our Annual Report on Form 10-KSB for the year ended December 31, 2002, will be furnished without charge to any person solicited hereby upon written request by writing to our Secretary at the address listed below.

         If you have any questions, concerns or need more information about the annual meeting, you may contact:

                                 Mr. Mark A. Cox
                                    Secretary
                    10300 North Central Expressway, Suite 104
                               Dallas, Texas 75231
                             mcox@refocus-group.com

You also may call us at (214) 368-0200 or go to our website, www.refocus-group.com.

                                  refocus GROUP

                    10300 North Central Expressway, Suite 104
                               Dallas, Texas 75231

--------------------------------------------------------------------------------
                                               REFOCUS GROUP, INC.
        PROXY                       10300 NORTH CENTRAL EXPRESSWAY, SUITE 104
                                              DALLAS, TEXAS 75231
                                        ANNUAL MEETING OF STOCKHOLDERS
                                                 May 29, 2003
--------------------------------------------------------------------------------

        The undersigned hereby appoints Terence A. Walts and Mark A. Cox, or either of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all common stock of the undersigned in Refocus Group, Inc. at the Annual Meeting of Stockholders to be held at CIBA Vision Surgical, 11460 Johns Creek Parkway, Duluth, Georgia 30097, at 11:00 a.m., local time, on May 29, 2003, and at any adjournments or postponements thereof, as specified below:

1. ELECTION OF DIRECTORS

          [ ] FOR  the nominees listed below:            [ ] Withhold Authority
                   Peter C. Hobbins, Ph.D. (Class I)
                   Grady E. Schleier (Class I)
                   Glen Bradley, Ph.D. (Class II)
                   Abbey J. Butler  (Class II)
                   David A. Williams  (Class II)
                   Melvyn J. Estrin (Class III)
                   Robin G. Terrell  (Class III)
                   Terence A. Walts  (Class III)

     To vote FOR or WITHHOLD AUTHORITY with respect to all nominees, check the appropriate box above. To WITHHOLD AUTHORITY with respect to any individual nominee, check the FOR box and write the name of such nominee in the space below.

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2.   PROPOSAL TO AMEND REFOCUS' CERTIFICATE OF INCORPORATION TO PROVIDE FOR A
     CLASSIFIED BOARD.

            [ ] FOR               [ ] AGAINST             [ ] ABSTAIN

3. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS REFOCUS' INDEPENDENT AUDITORS.

            [ ] FOR               [ ] AGAINST             [ ] ABSTAIN

4. In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to vote upon such other business as may properly come before the Annual Meeting.


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               PLEASE SIGN AND DATE ON REVERSE SIDE OF THIS PROXY

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




         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of each of the eight directors nominated for one, two and three year terms, FOR the proposal to amend Refocus' Certificate of Incorporation to provide for a classified Board of Directors, and FOR the ratification of the appointment of Deloitte & Touche LLP as Refocus' independent auditors. The proxies (and substitute proxies) will use their discretion with respect to any matter referred to in Item 4.

                           Dated: _________________________, 2003

                           Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, limited liability company or other entity, please sign in partnership name, limited liability company name, or the name of such other entity, respectively, by an authorized person.



                           -------------------------------------------------
                           Signature

                           -------------------------------------------------
                           Printed Name

                           -------------------------------------------------
                           Title

This Proxy is solicited by Refocus' Board of Directors and the matters set forth herein were proposed by Refocus.